As filed with the Securities and Exchange Commission on January 19, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FINANCIAL MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	33-0198542
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number

2355 Main Street, Suite 120
Irvine, CA 92614
(Address, Including Zip Code, of Registrant’s Principal Executive Office)

2007 NON-QUALIFIED STOCK OPTION PLAN
(Full Title of the Plan)

Albert Aimers, CEO
Financial Media Group, Inc.
2355 Main Street, Suite 120
Irvine, CA 92614
(949) 486-3990
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
William B. Barnett
Law Offices of William B. Barnett
21550 Oxnard Street, Suite 200
Woodland Hills, CA 91367
(818) 595-7717

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,000,000 Shares(2)	$2.00	$6,000,000	$642.00

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock and splits, stock dividends, merger or combination or similar events.

(2)	Consists of shares of common stock issuable upon exercise of options pursuant to the Registrants’ Non-Qualified Stock Option Plan.
(3)
Estimated solely for the purpose of calculating the registration fee on the basis of the average of the market price over the last five trading days prior to the filing of this Registration Statement, which was $2.00, in accordance with Rule 457(c) and (h) promulgated under the Securities Act of 1933, as amended.

PART I

ITEM 1. PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the 2007 Non-Qualified Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Albert Aimers, Chief Executive Officer, Financial Media Group, Inc., 2355 Main Street, Suite 120, Irvine, CA 92614.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Financial Media Group, Inc. (the “Company”) are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the year ended August 31, 2006 (the “Annual Report”);
(2)	Quarterly Reports on Form 10-Q for the quarters ended November 30, 2006;
(3)	Current Reports on Form 8-K, dated September 1, 2006 and Form 8-K/A dated November 22, 2006;
(4)
The description of the common stock set forth in the Company’s Registration Statement on Form 10-SB (File No. 000-32923) filed with the Commission on October 23, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description; and

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

The common stock is registered under Section 12(g) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock will be passed upon for us by Law Offices of William B. Barnett, 21550 Oxnard Street, Main Plaza - Ste.200, Woodland Hills, CA 91367. William Barnett, a principal of the firm, owns 250,000 shares of Registrants’ common stock, which represents less than 1% of the issued and outstanding common stock of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes contains provisions for indemnification of the officers and directors of the Company. Nevada law provides for indemnification (which may eliminate any personal liability of a director to the Company or its shareholders for monetary damages for gross negligence or lack of care in carrying out the director's fiduciary duties) if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. A director or officer may be indemnified as to any matter in which he successfully defends himself.

The officers and directors of the Company are accountable to the shareholders of the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs.

A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an officer or director of the Company in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers of the Company as to which indemnification is being sought.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1	2007 Non-Qualified Stock Option Plan
5.1	Opinion of Law Offices of William B. Barnett regarding the legality of the securities being registered
23.1	Consent of Kabani & Company, Inc.
23.2	Consent of Law Offices of William B. Barnett (included in the opinion filed as Exhibit 5.1 hereto)

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information set forth in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 17th day of January, 2007.

FINANCIAL MEDIA GROUP, INC.

By:	/s/ Albert Aimers
Name:	Albert Aimers
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 17th day of January, 2007.

Signature	Title	Date

/s/ Albert Aimers Albert Aimers	Director, President and Chief Executive Officer (Principal Executive Officer)	January 17, 2007

/s/ Javan Khazali Javan Khazali	Director, Chief Operating Officer	January 17, 2007

/s/ Manu Ohri Manu Ohri	Chief Financial Officer	January 17, 2007

/s/ Tom Hemingway Tom Hemingway	Director	January 17, 2007

/s/ Nick Iyer Nick Iyer	Director	January 17, 2007

Dato’ Sri Ram Sarma	Director	January __, 2007

A. Chandrakumanan	Director	January __, 2007

Wendy Borow-Johnson	Director	January __, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	2007 Non-Qualified Stock Option Plan

5.1	Opinion of Law Offices of William B. Barnett regarding the legality of the securities being registered

23.1	Consent of Kabani & Company, Inc.

23.2	Consent of Law Offices of William B. Barnett (included in the opinion filed as Exhibit 5.1 hereto)